Exhibit 10-fff

BELLSOUTH NONQUALIFIED DEFERRED INCOME PLAN

(As amended and restated effective as of January 1, 2005)

BellSouth Corporation (“BellSouth”) established on the first (1st) day of September, 1985, the BellSouth Nonqualified Deferred Income Plan (“Plan”) for certain employees of BellSouth and its subsidiaries, and the Plan was subsequently amended from time to time.  The Plan is now hereby amended and restated, effective as of the lst day of January, 2005, and as so amended and restated is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, with respect to all benefits under the Plan that are subject to Section 409A.  Subject to the limitations contained in Article 2 of the Plan, and except as expressly provided herein, the Plan as so amended and restated shall hereafter apply to all Deferral Agreements, including those executed before this effective date, under the Plan.

ARTICLE I

DEFINITIONS

1.1            “Base Salary” means the gross salary of the Participants, including the amount of any before-tax basic and supplemental contributions to the BellSouth Retirement Savings Plan or similar contributions to a comparable plan maintained by a Participating Company and the amount of any other deferrals from gross salary under any nonqualified deferred compensation plans which may be maintained by a Participating Company from time to time.

1.1A         “CEO” means the Chief Executive Officer of BellSouth.

1.1B         “Change in Control Severance Plan” means a severance plan (or plans) adopted under the terms of the Company Disclosure Letter to the Merger Agreement (as defined in Section 1.5D below).

1.1C         “Code” means the Internal Revenue Code of 1986, as amended.

1.2            “Compensation” means Net Monthly Salary.

1.3            “Compensation Rate” means the cash compensation of a Participant, including (i) annual Base Salary rate in effect on the date the Deferral Agreement is executed, and (ii) standard lump-sum award amount(s) in effect under incentive compensation programs on the date the Deferral Agreement is executed.  For Participants employed by Participating Companies whose compensation structures do not readily fit within this definition, Compensation Rate means cash compensation as defined by the CEO.

1.4            “Deferral Agreement” means an agreement pursuant to which deferral elections under this Plan are made and includes a standard Deferral Agreement, substantially in the form of Exhibit A hereto, a Deferral Agreement for deferral of certain lump-sum payments, substantially in the form of Exhibit B hereto, and other agreements approved from time to time for use in connection with this Plan as described in Article 2.

1.4A         “Disabled” or “Disability” means, with respect to a Non-Grandfathered Participant, any of the following:

(a)            the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)            the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer.

1.4B         “Effective Date” means January 1, 2005, the date as of which the Plan is amended and restated.

1.5            “Employer” means (i) BellSouth and (ii) any subsidiary of BellSouth authorized by BellSouth to enter into Deferral Agreements pursuant to this Plan.

1.5A         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.5B         “Executive Severance Agreement” means a BellSouth executive change in control agreement entered into by and between an executive who is a Participant in this Plan and BellSouth, as amended and/or superseded from time to time, providing certain benefits in the event of a change in corporate control of BellSouth.

1.5C         “Grandfathered Participant” means any Participant other than a Non-Grandfathered Participant.

1.5D         “Merger” means the planned merger, pursuant to the Agreement and Plan of Merger dated as of March 4, 2006 (the “Merger Agreement”), by and among BellSouth, AT&T Inc. (“AT&T”), and ABC Consolidation Corp., a Georgia corporation and wholly-owned subsidiary of AT&T (“Merger Sub”), pursuant to which, at the “Effective Time” (as defined in the Merger Agreement), BellSouth will be merged with and into the Merger Sub.

1.5E          “Net Credited Service” shall have the same meaning as is given such term in the BellSouth Personal Retirement Account Pension Plan, under the terms of such plan in effect on the Effective Date.  Net Credited Service will include periods of employment as described in Section 5.5D.

1.6            “Net Monthly Salary” means the amount of a Participant’s Base Salary which actually is paid to him or her in any month, net of all withholding, allotments, and deductions other than any reduction as a result of participation in this Plan.

1.6A         “Non-Grandfathered Participant” means any Participant who (a) is described in Section 5.5A, Section 5.5B or Section 5.5C, or (b) otherwise first becomes eligible for a Retirement benefit, or dies or becomes Disabled, on or after January 1, 2005.

1.7            “Participant” means an employee who is authorized by the CEO or his delegated representative to participate in the Plan and to execute a Deferral Agreement.

1.7A         “Participating Company” means (i) BellSouth and (ii) any corporate Subsidiary at least eighty percent (80%)of the capital stock of which is owned by BellSouth or by one or more eighty percent (80%) owned Subsidiaries, which has been designated by BellSouth for participation in this Plan.

1.7B         “Plan Administrator means the CEO and any individual or committee he designates to act on his behalf with respect to any or all of his responsibilities hereunder; provided, the CEO may designate any other person or committee to serve as the Plan Administrator with respect to any or all of the administrative responsibilities hereunder.

1.8            “Plan Year” means (i) January 1, 1986 through December 31, 1986 and (ii) each and every calendar year thereafter through 1996.  For certain Participants designated by the CEO, “Plan Year” also means calendar year 1997 or calendar year 1998.

1.8A         “Rabbi Trust Agreements” means each and all of the: (i) BellSouth Corporation Trust Under Executive Benefit Plan(s); (ii) BellSouth Telecommunications, Inc. Trust Under Executive Benefit Plan(s); (iii) BellSouth Enterprises, Inc. Trust Under Executive Benefit Plan(s); (iv) BellSouth Corporation Trust Under Executive Benefit Plan(s) for Mobile Systems Executives; (v) BellSouth Corporation Trust Under Executive Benefit Plan(s) for Advertising and Publishing Executives; and (vi) Trust Under Executive Benefit Plan(s) for Certain BellSouth Companies; in each case, as amended from time to time.

1.8B         “Responsible Officer” means the officer elected by the Employer’s Board of Directors (or similar governing body) responsible for human resources matters for the Employer.

1.9            “Retirement” means any termination by a Participant who is (or would be) eligible for a pension, other than a deferred vested pension, under the terms and conditions of the BellSouth Personal Retirement Account Pension Plan, or comparable plan maintained by the Participating Company employing the Participant, under the terms of such plans in effect on the Effective Date.

With respect to any Participant who, at the time eligibility for Retirement is determined, is not eligible to participate in either the BellSouth Personal Retirement Account Pension Plan or a comparable plan maintained by the Participating Company employing the Participant, “Retirement” means the termination of employment by the Participant if at such time (A) the sum of (i) plus (ii) equals or exceeds seventy-five (75) years where (i) is the Participant’s whole years and whole months of age and (ii) is the Participant’s whole years and whole months of Net Credited Service, and (B) the Participant’s Net Credited Service is at least ten (10) years (the “Rule of 75”).  For purposes of the Rule of 75, Net Credited Service shall include the Participant’s period of service with any Subsidiary both prior to and after the time such Subsidiary became a Subsidiary.

Additionally, “Retirement” means (i) any termination by a Participant who is (or would be) eligible for a service benefit under terms and conditions of the BellSouth Corporation Supplemental Executive Retirement Plan (“SERP”), under the terms of SERP in effect on the Effective Date, (ii) any termination by a Participant who has attained age 62 or older and whose Net Credited Service is ten (10) years or more at the time of employment termination, (iii) any termination by a Participant who separates from service under the BellSouth Career Transition Assistance Plan (CTAP), the BellSouth Enterprises Employee Career Transition Plan (ECTP), the BellSouth Telecommunications, Inc. Career Transition Assistance Plan (BST CTAP), the BellSouth Telecommunications, Inc. Career Transition Assistance Plan-Professional (BST CTAP-P), the BellSouth Telecommunications, Inc. Employee Separation Assistance Plan (ESAP), the BellSouth Telecommunications, Inc. Competitive Management Restaffing Plan (CMRP), the BellSouth Telecommunications, Inc. Leadership Repositioning Plan (LRP), the BellSouth Telecommunications, Inc. Competitive Sourcing Transition Assistance Plan - Information Technology (CSTAP-IT), the BellSouth Advertising & Publishing Corporation Voluntary Management Separation Pay Plan (VMSPP), or a designated successor to any such plan, or other severance arrangement approved by the CEO as applicable to this Plan, and (iv) any termination by a Participant who separates from service under the BellSouth Voluntary Transition Incentive Plan (VTIP) and whose Net Credit Service is ten years or more at the time of such separation.

1.10          “Section 409A” means Code Section 409A and the Treasury regulations or other authoritative guidance issued thereunder.  Whenever the terms “subject to Section 409A” or “to the extent permitted by Section 409A” (or any such similar reference so as to indicate that a Plan provision is subject to Section 409A) are used, such terms shall be interpreted to mean that the applicable Plan provision shall be effective only if and to the extent such provision would not trigger penalty taxes or interest under Section 409A.

1.11          “Subsidiary” means any corporation other than BellSouth which is a member of the same controlled group of corporations, within the meaning of Code Section 414(b), as BellSouth and any trade or business (whether or not incorporated) which is under common control with BellSouth, within the meaning of Code Section 414(c).

ARTICLE 2

TERM; AMENDMENT

This Plan shall be effective until terminated by the CEO.  This Plan originally provided for 1986 through 1998 with Plan specifications and interest rates being established by the CEO for each separate Plan Year.  Notwithstanding the foregoing, no deferrals will be permitted under the Plan except with respect to the Plan Years described in Section 1.8 and then only to the extent authorized by the CEO.

This Plan may be amended, renewed, or restated by the CEO; provided that no such action shall accelerate or postpone the time or schedule of payment of any Plan benefits except as may be permitted under Code Section 409A and regulations thereunder.  Notwithstanding the foregoing, no contractual right created by and under any Deferral Agreement on the date of termination or amendment shall be abrogated by the termination or amendment of this Plan unless the Participant who executed such Deferral Agreement consents.  Participants have no other right or interest in the continuance of this Plan in any form.

ARTICLE 3

ADMINISTRATION; INTERPRETATION

3.1            Claims Procedure.

(a)            Initial Claim. Claims for benefits under the Plan may be filed with the Plan Administrator on forms or in such other written documents, as the Plan Administrator may prescribe.  The Plan Administrator shall furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed.  In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review.

(b)            Appeal.  Any Participant or Beneficiary who has been denied a benefit shall be entitled, upon request to the Plan Administrator, to appeal the denial of his claim.  The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Plan Administrator’s possession in order to prepare the appeal.  The request for review, together with written statement of the claimant’s position, must be filed with the Plan Administrator no later than 60 days after receipt of the written notification of denial of a claim provided for in Section 3.1(a).  The Plan Administrator’s decision shall be made within 60 days following the filing of the request for review.  If unfavorable, the notice of the decision shall explain the reasons for denial and indicate the provisions of the Plan or other documents used to arrive at the decision.

3.2            Interpretation.  The Plan Administrator shall have the exclusive responsibility and complete discretionary authority to control the operation and administration of the Plan, with all powers necessary to properly carry out such responsibility, including without limitation the full and exclusive power (i) to interpret the terms of this Plan and any Deferral Agreement, including the power to construe ambiguous or uncertain terms (ii) to establish reasonable procedures with which Participants must comply to exercise any right established under the Plan or any Deferral Agreement, (iii) to determine status, coverage, eligibility for and the amount of benefits, and all questions arising in connection therewith, and (iv) to resolve all questions that arise in the operation and administration of this Plan.  The rights and duties of Participants and other persons and entities are subject to, and governed by, such acts of administration, interpretations, procedures, and delegations.  All actions or determinations of the Plan Administrator or its delegates under this Article 3 shall be final, conclusive and binding on all persons.

3.3            Post-Merger Plan Administration.  Notwithstanding anything to the contrary in this Plan, following the Merger, responsibility for administration of the Plan shall be determined under the terms of the Rabbi Trust Agreements.  As provided in the Rabbi Trust Agreements, claims for benefits, appeals of benefit denials and Plan interpretations shall be made by a “Trust Contractor” or “Independent Fiduciary” (as such terms are defined in the Rabbi Trust Agreements), as the case may be.  At any time during which a Trust Contractor or Independent Fiduciary shall, under the terms of the Rabbi Trust Agreements, have such Plan administrative responsibilities, the term “Plan Administrator” as used in this Plan shall refer to such Trust Contractor or Independent Fiduciary.

ARTICLE 4

DEFERRAL AGREEMENT

4.1            Election to Defer.  As hereinafter provided and subject to acceptance by an Employer, (a) a Participant may elect to reduce the amount of Compensation which will be paid to him or her during any Plan Year by executing and delivering to his or her Employer in a timely fashion a standard Deferral Agreement, substantially in the form of Exhibit A hereto, and (b) a Participant may elect to reduce the amount of a lump-sum payment to which he or she may become entitled prior to 1997 in connection with separation under the BellSouth Career Transition Assistance Plan (CTAP), the BellSouth Enterprises Employee Career Transition Plan (ECTP), the BellSouth Telecommunications, Inc. Career Transition Assistance Plan (BST CTAP), the BellSouth Telecommunications, Inc. Career Transition Assistance Plan Professional (BST CTAP-P), the BellSouth Telecommunications, Inc. Employee Separation Assistance Plan (ESAP), the BellSouth Telecommunications, Inc. Competitive Management Restaffing Plan (CMRP), the BellSouth Telecommunications, Inc. Leadership Repositioning Plan (LRP), the BellSouth Advertising & Publishing Corporation Voluntary Management Separation Pay Plan (VMSPP), the BellSouth Voluntary Transition Incentive Plan (VTIP) or a designated successor to any such plan, or other severance arrangement approved by the CEO as applicable to this Plan, by executing and delivering to his or her Employer in a timely fashion a Deferral Agreement, substantially in the form of Exhibit B hereto; provided that subsection (b) of this Section 4.1 shall apply to a Participant separating under the BellSouth Voluntary Transition Incentive Plan (VTIP) only if the Participant’s Net Credited Service is ten (10) years or more at the time of such separation.

4.2            Creation of Contractual Obligation.  An Employer which accepts a properly executed and timely delivered Deferral Agreement agrees to pay to the Participant or his or her Designated Beneficiary, as defined in Section 6.1, the benefits described in Article 5, which shall be calculated based upon (i) the amount deferred by each Participant, (ii) interest rate established for each Plan Year by the CEO or his delegate and applied to that amount annually, (iii) the time which elapses between the Plan Year of deferral and the date of benefit payments, and (iv) other factors established in this Plan and by the CEO or his delegate.

An Employer’s senior executive officer or Responsible Officer is authorized to accept and approve a properly executed Deferral Agreement on behalf of that Employer under Section 4.2.

4.3            Timing of Election.  A Participant may execute and deliver to his or her Employer a standard Deferral Agreement, substantially in the form of Exhibit A hereto, on or before November 30 of any calendar year to reduce the Participant’s Compensation only for the next subsequent Plan Year.  In addition, a Participant may execute and deliver to his or her Employer a Deferral Agreement, substantially in the form of Exhibit B hereto, in connection with a lump-sum payment described in Section 4.1(b) of this Plan within the time period prescribed by his or her Employer, but in no event later than the day preceding the day on which individuals are selected for separation under such program by the Employer.

Notwithstanding any other provisions of this Plan or any Deferral Agreement, no Deferral Agreement shall be effective to defer Compensation (or other amounts) which is earned by any Participant on or before the date upon which the Deferral Agreement is properly executed and timely delivered to the Participant’s Employer.

4.4            Amount of Deferral.  (a) A Participant may elect to defer during any Plan Year a dollar amount which is less than or equal to a specified percent of his or her Compensation Rate applicable to the Plan Year rounded to the next highest one thousand dollars.  The CEO shall establish the specified percent of the Compensation Rate applicable to each Plan Year.  Notwithstanding any provision of a Deferral Agreement or this Plan to the contrary, the Deferral Agreement of a Participant, with regard to a deferral described in this paragraph (a) shall be modified automatically if necessary such that all actual reductions pursuant to his or her Deferral Agreement are made from his or her Net Monthly Salary.

(b)            A Participant may elect to defer a portion of a lump-sum payment to which he or she may become entitled as described in Section 4.1(b) in an amount not to exceed (i) a dollar amount which is less than or equal to the maximum deferral, if any, which such Participant could elect under paragraph (a) of this Section 4.4 at the time of election, and (ii) the dollar amount by which any election of deferrals under paragraph (a) of this Section 4.4 for the Plan Year in which the Participant terminates employment have not been satisfied at the time of termination of employment, except as may be otherwise approved by the CEO.

4.5            No Deferrals Since 1998.   No deferrals have been permitted under the Plan since Plan Year 1998.  No current or future deferrals shall be permitted under the Plan.

ARTICLE 5

PAYMENT OF BENEFITS

5.1            Retirement Benefit.  (a)  If a Participant terminates employment with his or her Employer and is not immediately reemployed by another Employer (or, in the case of a Non-Grandfathered Participant, by a Subsidiary), and such termination constitutes a Retirement, or upon any subsequent termination from such an entity that constitutes a Retirement, then the Employer shall pay to the Participant the annual Retirement benefit stated in his or her Deferral Agreements on those dates specified in each Deferral Agreement.  The Employer shall also make any Retirement benefit payment to a Participant who has remained employed with the Employer (or with another Employer or a Subsidiary) through the date specified for such payment in his or her Deferral Agreement.  Except as hereinafter provided, the Retirement benefit payment(s) which will be stated in a Participant’s Deferral Agreement shall be a number of payments equal to the lesser of (i) fifteen (15) and (ii) the remainder of eighty (80) minus the age at which Retirement benefit payments commence pursuant to this Section.  The Retirement benefit shall be paid as soon as administratively practicable after the first (1st) day of January following the calendar year in which the Participant attains age sixty-five (65).  Any such Deferral Agreement executed by a Participant which defers amounts which would otherwise be payable to the Participant in or after the Plan Year in which he or she attains age sixty-five (65), however, shall provide that the first Retirement benefit payable shall be paid as soon as administratively practicable after the first (1st) day of January following the later of (i) the fifth (5th) anniversary of the date upon which the Deferral Agreement is accepted by the Employer or (ii) his or her Retirement, and that the number of Retirement benefit payments shall equal the remainder of (i) eighty (80) minus (ii) the age at which Retirement benefit payments commence pursuant to this Section.

(b)            Notwithstanding the provisions of paragraph (a) of this Section 5.1, to the extent authorized in terms and conditions approved for a Plan Year by the CEO pursuant to Article 2 of this Plan, the Employer shall pay to the Participant the annual Retirement benefit specified in his or her Deferral Agreements on those dates specified in each Deferral Agreement which may differ from those specified in Section 5.1(a).

(c)            If a Grandfathered Participant is, on the date of termination, or becomes thereafter a proprietor, officer, partner, or employee of, or otherwise is or becomes affiliated with (i) any business that is in competition with any Employer or (ii) any government agency having regulatory jurisdiction over the business activities of any Employer, then, upon that date, no further benefit payments shall be made to the Participant, or any other person with respect to the Participant’s participation in this Plan, under any provision or Section of this Plan, except that, the Participant shall be paid in lump-sum as soon as administratively practicable after the first (1st) day of January following that date an amount equal to (i) the amount deferred pursuant to each of his or her Deferral Agreements, (ii) plus interest on each such amount (adjusted to take into account all payments described in clause (iii) below) credited separately at a rate equal to the rate paid on ten (10) year United States Treasury obligations on each date for which interest is credited, compounded quarterly, for each Plan Year between the Plan Year to which the Deferral Agreement applies and the Plan Year in which the act occurs or status is first attained, inclusive, (iii) minus the amount of all Interim Distributions and any other payments hereunder.  If the above calculation results in a negative amount, such amount shall not be collected from, or enforced against the Participant as a claim by his or her Employer.  This Section 5.1(c) shall be inapplicable with respect to any Non-Grandfathered Participant.

5.2            Interim Distributions.  A Participant shall be paid the benefits stated in Paragraph 3 of his or her standard Deferral Agreements on those dates stated in that paragraph of each such Deferral Agreement (herein referred to as “Interim Distributions”).  However, no Interim Distribution shall be stated in a Deferral Agreement or paid to any Participant as a result of the Deferral Agreement if the Participant is age fifty-five (55) or older on any day during the Plan Year to which the Deferral Agreement applies.  Except as may be otherwise specified by the CEO, no Interim Distribution shall be paid to a Participant on or after the date upon which the Participant or his or her Designated Beneficiary receives any benefit or payment under any other Section of this Plan or any other paragraph of his or her Deferral Agreement.  No Interim Distribution shall be paid in connection with any Deferral Agreement which does not specifically provide for such benefits.

5.3            Death Benefit.  If a Participant dies on or before the date upon which he or she is eligible for Retirement, then his or her Designated Beneficiary, as defined in Section 6.1, shall be paid in a lump-sum as soon as administratively practicable after the first day of January following his or her date of death an amount equal to:  (i) the amount deferred pursuant to each of his or her Deferral Agreements, (ii) plus interest on each such amount (adjusted to take into account all payments described in clause (iii) below) credited separately at the rate approved for and applicable to his or her participation in each Plan Year for which he or she executed accepted Deferral Agreements, such rates to be compounded quarterly for each Plan Year between the Plan Year to which the Deferral Agreement applies and the Plan Year in which his or her death occurs, inclusive, (iii) minus the amount of all Interim Distributions, if any, received by the Participant or to which the Participant is entitled on or before the date of his or her death.  If the above calculation results in a negative amount, such amount shall not be collected from, or enforced against the Participant as a claim by his or her Employer.

If a Participant dies on or after the date upon which he or she is eligible for Retirement (as defined in Section 1.9), whether or not he or she has in fact terminated employment, prior to commencing receipt of benefits, or having received all benefits, as the case may be, payable in accordance with the duly authorized Deferral Agreement under this Plan, except as provided under Section 5.4, then his or her Designated Beneficiary, as defined in Section 6.1, shall receive all benefits, or continue to receive the remaining benefits, as the case may be, in accordance with that Deferral Agreement.

If the Participant’s Designated Beneficiary receives or is entitled to receive a benefit hereunder, then no person or persons shall receive or be entitled to receive any benefit or payment under any other Section or this Plan or under any Deferral Agreement, notwithstanding any other provision of this Plan or any Deferral Agreement.

5.4            Pre-Retirement Disability Benefit.  If a Participant suffers a Disability or becomes Disabled (as defined in Section 1.4A) prior to the date upon which he or she receives or is entitled to receive a benefit under Section 5.1 or Section 5.3, then he or she shall be paid by the Employer in a lump-sum as soon as administratively practicable after the first (1st) day of January following the Plan Year in which the Disability occurs an amount equal to:  (i) the amount deferred pursuant to each of his or her Deferral Agreements, (ii) plus interest on each such amount (adjusted to take into account all payments described in clause (iii) below) credited separately at the rate approved for and applicable to his or her participation in each Plan Year for which he or she executed accepted Deferral Agreements, such rates to be compounded annually for each Plan Year between the Plan Year to which the Deferral Agreement applies and the Plan Year in which his or her Disability occurs, inclusive, (iii) minus the amount of all Interim Distributions, if any, received by the Participant or to which the Participant is entitled on or before the date of onset of Disability.  If the above calculation results in a negative amount, such amount shall not be collected from, or enforced against the Participant as a claim by his or her Employer.  If the Participant receives or is entitled to receive a benefit hereunder, then no person or persons shall receive or be entitled to receive any benefit or payment under any other section of this Plan or under any Deferral Agreement, notwithstanding any other provisions of this Plan or any Deferral Agreement.

5.5            Termination of Employment Prior to Retirement or Disability.  If a Participant terminates employment with his or her Employer, and is not immediately reemployed by another Employer (or, in the case of a Non-Grandfathered Participant, by a Subsidiary), prior to death, Disability or Retirement, then a benefit amount shall be paid to the Participant in a lump-sum (or, in the case of a Grandfathered Participant, either in a lump-sum or in five (5) annual installments, at the election of the CEO), payable as soon as administratively practicable after the first (1st) day of January following his or her date of termination (and anniversaries thereof in case of installments), which amount equals (i) the amount deferred pursuant to each of his or her Deferral Agreements, (ii) plus interest on each such amount (adjusted to take into account all payments described in clause (iii) below) credited separately at a rate equal to the rate on ten (10) year United States Treasury obligations on each date for which interest is to be credited, compounded quarterly, for each Plan Year between the Plan Year to which the Deferral Agreement applies and the Plan Year in which the termination occurs, inclusive, (iii) minus the amount of all Interim Distributions, if any, received by the Participant or to which the Participant is entitled on or before the date of his or her termination.  If the above calculation results in a negative amount, such amount shall not be collected from, or enforced against the Participant as a claim by his or her Employer.  If the Participant receives or is entitled to receive a benefit hereunder, then no person or persons shall then or thereafter receive any benefit or payment under any other Section of this Plan or any Deferral Agreement, notwithstanding any other provision of this Plan or any Deferral Agreement.

5.5A         Termination of Employment Under TPPS:V Prior to Retirement or Disability.  If a Participant terminates employment with his or her Employer under the BellSouth Corporation Transition Payment Plan for Senior Management: Voluntary (“TPPS:V”) during calendar year 2006, prior to death, Disability or Retirement, the Participant shall be permitted to make a new payment election with respect to the Participant’s Plan benefits to have his or her entire Plan benefit paid as if the Participant’s termination of employment constituted a Retirement for all purposes of the Plan.  Each Participant who elects to participate in TPPS:V, and who terminates employment under the provisions of TPPS:V and satisfies all requirements of TPPS:V, will be deemed to have made this new payment election with respect to his or her NQDIP benefits.  Notwithstanding anything to the contrary in this Plan, the new payment election described above shall in no event change payment elections with respect to benefits that otherwise would have been paid in 2006, or to cause payments to be made in 2006.  No new payment election may be made pursuant to this Section 5.5A after December 31, 2006.

5.5B         Termination of Employment Under Change in Control Severance Plan.  A Participant (i) who as of his or her termination of employment has not satisfied the age and service requirements for Retirement, (ii) who will be treated under the Change in Control Severance Plan as having satisfied such requirements upon terminating employment under the circumstances specified therein, and (iii) who elects on or before December 31, 2006, to be covered under these terms, shall be deemed to have made a new payment election to have his or her entire Plan benefit paid as if the Participant’s termination of employment constituted a Retirement for all purposes of the Plan.  Notwithstanding anything to the contrary in this Plan, no such election made after December 31, 2006, shall be valid and the new payment election described above shall in no event change the terms of payment with respect to benefits that otherwise would have been paid in 2006, or to cause payments to be made in 2006.

5.5C         Termination of Employment Under Executive Severance Agreement.  A Participant who has an Executive Severance Agreement with BellSouth and (i) who as of his or her “Termination Date” (as defined in the Executive Severance Agreement) has not satisfied the age and service requirements for Retirement, (ii) who will be treated under the Executive Severance Agreement as having satisfied such requirements upon terminating employment under the circumstances specified therein, and (iii) who elects on or before December 31, 2006, to be covered under these terms, shall be deemed to have made a new payment election to have his or her entire Plan benefit paid as if the Participant’s termination of employment constituted a Retirement for all purposes of the Plan.  Notwithstanding anything to the contrary in this Plan, no such election made after December 31, 2006, shall be valid, and the new payment election described above shall in no event change the terms of payment with respect to benefits that otherwise would have been paid in 2006, or to cause payments to be made in 2006.

5.5D         Transfer of Employment to YP Holdings LLC (“YPH”)     On April 7, 2012, AT&T reached an agreement to sell its Advertising Solutions (AS) business to Cerberus Capital Management, L.P. pursuant to an agreement entitled the “Purchase Agreement by and between AT&T Inc. and Congo Buyer LLC” (the “Agreement”). Participants in the AS unit who leave AT&T employment and transfer to employment with  YPH as part of the closing of the transaction  (hereinafter referred to as  a “YP Participant”) will have their actual period of employment at YPH included as Net Credited Service for purposes of this Plan, up to a maximum of four years.  The closing of the transaction described in the preceding sentence shall be hereinafter referred to as the “Closing.”  The Net Credited Service (maximum four years) will be counted to determine if a Participant meets the eligibility for a Retirement event (described in Section 1.9) and Retirement Benefit (described in Section 5.1).  The YPH service will not be used for any other purpose in the Plan.

Furthermore, if a YP Participant’s employment with YPH is involuntarily terminated (other than for “cause”) by YPH, as determined by the Plan Administrator, within the four year period immediately following the Closing, then additional service will be credited under the Plan so that the YP Participant will be deemed to have met the eligibility for a Retirement event (described in Section 1.9) and Retirement Benefit (described in Section 5.1).  For purposes of clarity, if a YP Participant voluntarily terminates his employment with YPH or is involuntarily terminated for “cause” from YPH, as determined by the Plan Administrator, within the four year period immediately following the Closing, the additional service with YPH to be recognized under the Plan shall cease as of the date of such termination from YPH.  Finally, a YP Participant’s age upon his actual termination of employment (separation from service) from YPH will be used to determine the participant’s eligibility for Retirement (section 1.9) and a Retirement Benefits (Section 5.1) under the Plan.

For purposes of the paragraph above, “cause” shall mean (A) the refusal or willful material failure to perform the YP Participant’s lawful responsibilities to YPH; (B) the refusal or willful material failure to follow or carry out any reasonable, lawful, material direction from YPH; (C) any material breach of fiduciary obligation on the part of the YP Participant or that otherwise could reasonably be expected to have a materially adverse effect upon the business, interests or reputation of YPH; (D) the conviction of the YP Participant of, or plea by him of nolo contendere to, any felony; (E) the YP Participant has breached any applicable non-competition, non-solicitation or confidentiality agreements or provisions that results in material harm to YPH; or (F) the commission of fraud, embezzlement, or theft by the YP Participant.

In addition, in compliance with the requirements of Code Section 409A, YP Participants will not experience a termination of employment (separation of service) under the Plan, and therefore will not be eligible to commence their benefits under the Plan, until such time as they incur a termination of employment (separation from service) from YPH.

The preceding amendment only applies to benefits for certain participants that were not considered “grandfathered” under the Section 409A rules and does not apply to any benefits or participants that were “grandfathered” under Section 409A.

5.6            Distributions to Code Section 409A Specified Employees.  Notwithstanding any provision of this Plan to the contrary, with respect to any Non-Grandfathered Participant who is a “specified employee” for purposes of Code Section 409A, no payment of any portion of the Non-Grandfathered Participant’s benefit amount which is occasioned by the Non-Grandfathered Participant’s separation from service shall be made before the date that is six (6) months after the date of such Participant’s separation from service.

ARTICLE 6

MISCELLANEOUS

6.1            Beneficiary Designation.  If a Participant dies and, on the date of his or her death, any benefit or benefits remain to be paid to the Participant under the terms and conditions of this Plan, the remaining benefit or benefits shall be paid to that person or persons designated by the Participant (“Designated Beneficiary”) on the form provided from time to time to the Participant by his or her Employer in accordance with the Deferral Agreement.  If the Designated Beneficiary dies prior to completion of all payments under the Deferral Agreement, the estate of the Designated Beneficiary shall be paid by the Employer in a lump-sum as soon as administratively practicable after the first (1st) day of January following the year in which the Designated Beneficiary died.  The amount of the lump-sum will be equal to (i) the amount deferred pursuant to each of the Participant’s Deferral Agreements, (ii) plus interest on each such amount (adjusted to take into account all payments described in clauses (iii) and (iv) below) credited separately at the rate approved for and applicable to the Participant’s participation in each Plan Year from which he or she executed accepted Deferral Agreements, such rates to be compounded quarterly for each Plan Year between the Plan Year to which the Deferral Agreement applies and the Plan Year in which the Designated Beneficiary’s death occurs, inclusive, (iii) minus the amount of all Interim Distributions, if any received by the Participant or Designated Beneficiary, (iv) minus the Retirement benefits paid to the Participant or Designated Beneficiary pursuant to the Deferral Agreement(s).  If the above calculation results in a negative amount, such amount shall not be collected from, or enforced against the estate of the Designated Beneficiary.  If no Designated Beneficiary has been chosen by the Participant or if the Designated Beneficiary is not living on the date of the Participant’s death, the estate of the Participant shall be paid by the Employer in a lump-sum as soon as administratively practicable after the first (1st) day of January following the year in which the Participant died.  The amount of the lump-sum shall be determined in the manner described previously in this Section 6.1.

6.2            Obligations of Employers Not the Obligations of BellSouth.  The duties and obligations of each Employer hereunder are several but not joint, each Employer is only liable to its own employees who are Participants hereunder, and BellSouth is not liable for the actions, omissions, duties or obligations of any other Employer hereunder.

6.3            Recalculation Events; Treatment of this Plan under Applicable Federal Income Tax Laws.  With respect to Grandfathered Participants, the adoption and maintenance of the Plan is strictly conditioned upon (i) the applicability of Code Section 451(a) to the Participant’s recognition of gross income as a result of his or her participation, (ii) the fact that Participants will not recognize gross income as a result of participation in this Plan until and to the extent that benefits are received, (iii) the applicability of Code Section 404(a)(5) to the deductibility of the amounts paid to Participants hereunder, (iv) the fact that an Employer will not receive a deduction for amounts credited to any accounting reserve created as a result of this Plan until and only to the extent that benefits are paid, and (v) the inapplicability of Parts 2, 3, and 4 of Title I of ERISA to this Plan by reason of the exemptions set forth in ERISA Sections 201(a), 301(a) and 401(a) and Part 1 of ERISA by reason of the exemption set forth in Section 2520.104-23 of applicable United States Department of Labor regulations.  If the Internal Revenue Service, the Department of Labor or any court determines or finds as a fact or legal conclusion that any of the above conditions is untrue and issues or intends to issue an assessment, determination, opinion or report stating such, or if the opinion of the legal counsel of BellSouth based upon legal authorities then existing is that any of the above assumptions is incorrect, then, if the CEO so elects within one year of such finding, determination, or opinion, a Recalculation Event shall be deemed to have occurred.

If a Recalculation Event occurs under this Section 6.3, Section 6.4, or any other Section of this Plan, then each Grandfathered Participant who has not attained the age of fifty-five (55) years on the date on which the CEO takes official action to elect the occurrence of a Recalculation Event shall thereafter be paid benefits in accordance with the election made irrevocably in connection therewith in the Deferral Agreement.  For each such Grandfathered Participant the amount of Retirement benefit stated in the Deferral Agreement shall be recalculated and restated using a rate of interest equal to the rate of interest on ten (10) year United States Treasury obligations on each date upon which interest should have been or will be calculated, compounded quarterly, instead of the interest rate assumed in originally calculating the benefit, as referenced in Section 4.2.

Notwithstanding anything to the contrary contained in this Plan or a Deferral Agreement, the benefits payable with respect to any Participant who shall have either (i) attained the age of fifty-five (55) years or (ii) died, on or prior to the date on which the CEO takes official action to elect the occurrence of a Recalculation Event under either Sections 6.3 or 6.4 of this Plan, shall not be recalculated and restated in the manner described in such Sections or in any other way affected by such action.  If such Participant or Designated Beneficiary receives or is entitled to receive a benefit as result of the occurrence of a Recalculation Event, then no person or persons shall receive or be entitled to receive any benefit or payment under any other Section of this Plan or under any Deferral Agreement, notwithstanding any other provision of this Plan or the Deferral Agreement.

This Section 6.3 shall be inapplicable with respect to any Non-Grandfathered Participant.

6.4            Changes in the Internal Revenue Code of 1954.  With respect to Grandfathered Participants, the adoption and maintenance of this Plan also is strictly conditioned upon the existence and continuation of the percentage tax rates for corporations stated in Section 11(b) of the Internal Revenue Code of 1954, as amended through August 13, 1981 but not thereafter (the “1954 Code”).  In particular, the adoption and maintenance of this Plan is strictly conditioned upon the rate of tax stated in Section 11(b)(5) of the 1954 Code, that is, “46 percent of so much of the taxable income as exceeds $100,000.”  If (1) 1954 Code Section 11(b) is deleted or amended or a surtax or other addition to tax is imposed and, as a result thereof, the rate of federal income tax imposed on taxable income of corporations in excess of One Hundred Thousand Dollars ($100,000) is reduced below such rate in effect immediately before reduction and is less than forty percent (40%), (2) a tax is imposed by the federal government on income, sales, consumption, or the value of goods and services which is not currently contained in the Code, or (3) the Code is amended or restated so extensively that in the opinion of the legal counsel of BellSouth the tax treatment of this Plan to the Employer has materially changed to the detriment of the Employer, then, if the CEO so elects within one year after the enactment of the legislation causing such event, a Recalculation Event shall be deemed to have occurred and a benefit will be payable only as described in Section 6.3.

This Section 6.4 shall be inapplicable with respect to any Non-Grandfathered Participant.

6.5            Governing Law.  This Plan and the Deferral Agreements shall be construed in accordance with the laws of the State of Georgia to the extent such laws are not preempted by ERISA.

6.6            Successors, Mergers, Consolidations.  The terms and conditions of this Plan and each Deferral Agreement shall inure to the benefit of and bind BellSouth, the other Employers, the Participants, their successors, assigns, and personal representatives.  If substantially all of the assets of any Employer are acquired by another corporation or entity or if an Employer is merged into, or consolidated with, another corporation or entity, then the obligations created hereunder and as a result of the Employer’s acceptance of Deferral Agreements shall be obligations of the successor corporations or entity.

6.7            Discharge of Employer’s Obligation.  The payment by the Employer of the benefits due under each and every Deferral Agreement to the Participant or to the person or persons specified in Section 6.1 discharges the Employer’s obligations hereunder, and the Participant has no further rights under this Plan or the Deferral Agreements upon receipt by the appropriate person of all benefits.  In addition, (i) if any payment is made to a Participant or his or her Designated Beneficiary with respect to benefits described in this Plan from any source arranged by the Employer including, without limitation, any fund, trust, insurance arrangement, bond, security device, or any similar arrangement, such payment shall be deemed to be in full and complete satisfaction of the obligation of the Employer under this Plan and the Deferral Agreements to the extent of such payment as if such payment had been made directly by the Employer; and (ii) if any payment from a source described in clause (i) above shall be made, in whole or in part, prior to the time payment would be made under the terms of this Plan and the Deferral Agreement, such payment shall be deemed to satisfy the Employer’s obligation to pay Plan benefits beginning with the benefit which would next become payable under the Plan and the Deferral Agreement and continuing in the order in which benefits are so payable, until the payment from such other source is fully recovered.  In determining the benefits satisfied by a payment described in clause (ii), Plan benefits, as they become payable, shall be discounted to their value as of the date such actual payment was made using an interest rate equal to the valuation interest rate for deferred annuities as last published by the Pension Benefit Guaranty Corporation prior to the date of such actual payment.  If the benefits which actually become payable under this Plan, after applying the discount described in the preceding sentence, are less than the amount of the payment(s) described in clause (ii), any such shortfall shall not be collected from or enforced against the Participant as a claim by the Employer.

6.8            Social Security and Income Tax Withholding.  Each Participant agrees as a condition of participation hereunder that his or her Employer may withhold federal, state, and local income taxes and Social Security taxes from any distribution or benefit paid hereunder.

6.9            Notice; Delivery of Deferral Agreement.  Any notice required to be delivered hereunder and any Deferral Agreement is properly delivered to the Employer when personally delivered to, or actually received from the United States mail, postage prepaid, by Executive Compensation and Benefits Group, Room 13J08, BellSouth Corporation, 1155 Peachtree Street, N.E., Atlanta, Georgia  30309-3610, or at such other address as the Plan Administrator shall prescribe from time to time.

6.10          Nature of Obligations Created Hereunder.  The Participants agree as a condition of participation hereunder that:

(a)            Participants have the status of general, unsecured creditors of the Employer and the Plan and the Deferral Agreements constitute the mere promise by the Employer to make benefit payments in the future;

(b)            nothing contained in this Plan or any Deferral Agreement shall create or be construed to create a trust of any kind between BellSouth, any Employer, and any Participant;

(c)            benefits payable, and rights to benefits under, this Plan and Deferral Agreements may not be anticipated, sold, assigned (either at law or in equity), transferred, pledged, encumbered or subject to attachment, garnishment, levy, execution or other legal or equitable process.

The Plan is intended to be unfunded for purposes of ERISA and the Code.

6.11          No Modification of Employment Agreement.  Neither this Plan nor any Deferral Agreement constitutes a modification of any employment agreement which may exist between the Participant and the Participating Company employing the Participant, and no right to continued employment is created by this Plan or the Deferral Agreement.

6.12          Liability of Employers for Individual Participants Employed by More than One Employer; Applicability of Deferral Agreement Filed with One Employer to Subsequent Employers.  Any Deferral Agreement which is timely executed and delivered to an Employer shall be effective to defer Compensation earned by the Participant from that Employer or any other Employer during the period in which the Deferral Agreement is effective.  The execution and delivery of a Deferral Agreement by a Participant constitutes an election by the Participant to defer Compensation earned from any Employer under the terms of this Plan.  A Participant who timely executes and delivers a Deferral Agreement to one Employer and who subsequently transfers to another Employer or otherwise terminates employment and becomes employed by another Employer shall have the Compensation which is paid to him or her by both Employers reduced under the terms of the Deferral Agreement and this Plan as if the transfer or termination and reemployment had not occurred.  The Employer which accepts an executed, timely delivered Deferral Agreement is liable to the Participant for all benefits which may be payable under, and as a result of, that Deferral Agreement notwithstanding the transfer of a Participant to or from another Employer, or the termination and reemployment of a Participant by another Employer.  If a Participant timely executes and delivers Deferral Agreements to more than one Employer, each Employer is singly and not jointly liable for the Deferral Agreement or Deferral Agreements which it accepted.  Any provision of this Plan which refers to a benefit or payment which is payable as a result of more than one (1) Deferral Agreement shall be construed to apply only to the Deferral Agreements delivered by that Participant and accepted by each separate Employer of that Participant, and not to all Deferral Agreements executed and timely delivered by one Participant or all Participants to all Employers, each Deferral Agreement which incorporates the terms of this constituting a separate contractual obligation of a single Employer.

6.13          Savings Clause.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality of invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

6.14          Plan to Comply with Code Section 409A.  Notwithstanding any provision to the contrary in this Plan, each provision of this Plan shall be interpreted to permit the deferral of compensation and the payment of deferred amounts in accordance with Code Section 409A and any provision that would conflict with such requirements shall not be valid or enforceable.

Exhibit A

DEFERRAL AGREEMENT
FOR THE BELLSOUTH NONQUALIFIED DEFERRED INCOME PLAN

1.           Amount of Deferral.  I, _______________, hereby agree to participate in the BellSouth Nonqualified Deferred Income Plan (“Plan”).  I have read the Plan in its entirety and agree to its terms and conditions, which are incorporated herein by reference. Pursuant to the terms of the Plan, I elect to defer from my compensation to be paid to me in Plan Year ____ the sum of _________________ Dollars.  I understand that my Compensation which ordinarily would be paid to me in that Plan Year will be reduced by the amount of my deferral, and that such reduction will be made only from my gross monthly salary, not from any bonus or incentive award which may be payable to me.

2.           Retirement Benefits.  In consideration for my deferral, my Employer shall pay to me the following benefits on the dates specified, if I am entitled to these benefits under the terms and conditions of the Plan:

3.           Interim Distributions.  In consideration for my deferral, my Employer shall pay to me the following benefits on the dates specified, if I am entitled to these benefits under the terms and conditions of the Plan:

4.           Recalculation Event.  If a Recalculation Event applicable to me occurs, my Employer shall pay to me benefits in an amount determined in accordance with the terms and conditions of paragraph 6.3 of the Plan paid in accordance with the terms elected below.  The undistributed balance of the recalculated amount will continue to accumulate at the reduced rate specified in paragraph 6.3 of the Plan.

-	Recalculated amount paid in a LUMP-SUM in the year following the Recalculation Event.

-	Recalculated amount paid in FOUR ANNUAL PAYMENTS beginning in the year following the Recalculation Event.

-	Recalculated amount paid in SAME NUMBER of payments beginning on the same date as specified in paragraph 2 of this Agreement.

(All amounts are to be paid as soon as administratively practicable after the first of the specified year.)

5.           Election Irrevocable.  This election is irrevocable after November 30 immediately preceding the Plan Year to which this Agreement pertains.

6.           Primacy of Plan.  I recognize that I am entitled to benefits hereunder and that this Agreement is subject to the terms and conditions of the Plan.

Participant:                                                                       Accepted by Employer:

_______________________________       _________________________________
Name (Print)                                                                     Name of Employer

_______________________________       By:______________________________
Signature                                                                          Its: ______________________________
Title
_______________________________       _________________________________
Date                                                                                   Date

Exhibit B

DEFERRAL AGREEMENT
FOR THE BELLSOUTH NONQUALIFIED DEFERRED INCOME PLAN
(For Deferral of Lump-Sum Payments)

THIS AGREEMENT is made this ___ day of ____________, 19__, by and between ___________________ (the “Company”) and _____________________ (the “Employee”);

W I T N E S S E T H:

WHEREAS, the Employee may separate from service with the Company under the terms of an eligible separation plan or arrangement sponsored by the Company (hereinafter, the “Separation Plan”); and

WHEREAS, the BellSouth Nonqualified Deferred Income Plan (the “Plan”) permits the Employee to elect irrevocably to defer a portion of the lump-sum separation allowance to which he may become entitled thereunder, and the Employee desires to make such deferral;

NOW, THEREFORE, it is mutually agreed as follows:

1.

PLAN PROVISIONS CONTROL

The Plan, including all terms, conditions, restrictions and limitations contained therein, is hereby incorporated by reference and made a part of this Agreement for all purposes.   The terms and conditions applicable to the plan year of the Plan in which the Employee separates from service shall apply to deferrals hereunder.  In interpreting the Plan for purposes of this Agreement, the lump-sum separation allowance payable under the Separation Plan shall not be included in the Employee’s “Compensation Rate” as that term is used in the Plan.

2.

CONDITIONAL DEFERRAL

The deferral election contained herein shall be irrevocable by the Employee upon its submission to the Company but shall be expressly conditioned upon the Employee’s separation from service under the Separation Plan.  If the Employee does not separate from service under the Separation Plan, this Agreement shall be null and void.  Neither the Company’s offering of this deferral opportunity to the Employee, the Company’s acceptance of the Employee’s deferral election contained in this Agreement, nor any other provision hereof shall in any way be construed as conferring upon the Employee any right or entitlement to any payment under the Separation Plan.

3.

DEFERRAL ELECTION(S)

(a)           Subject to the Plan’s limitations, the Employee hereby irrevocably elects to defer from the lump-sum separation allowance payable under the Separation Plan __________________________ Dollars ($__________).*

*NOTE:                      Amount may not exceed __% of the sum of your current annual base salary and lump-sum awards received in the previous twelve (12) months.

YES _______                                           NO _______

(b)           The Employee hereby irrevocably elects to defer from the lump-sum separation allowance payable under the Separation Plan the dollar amount by which any election of deferrals from base salary under the Plan for the plan year of the Plan in which the Employee separates from service has not been satisfied by the time the Employee separates.

YES _______                                           NO _______

Such amounts shall be subject to the terms of the original Deferral
Agreement to which they relate.

I understand that the lump-sum separation allowance payable under the Separation Plan which would otherwise have been paid to me will be reduced by the amount of my deferral(s).

4.

RETIREMENT BENEFITS

In consideration of my deferral described in section 3(a) above, if any, the Company shall pay to me the following benefits on the dates specified, if I am entitled to these benefits under the terms and conditions of the Plan:

Any distributions attributable to deferral(s) under Schedule B of the Plan shall be made beginning on _____________ in _____ annual payments.

5.

INTERIM DISTRIBUTIONS

In consideration for my deferral described in section 3(a) above, if any, the Company shall pay to me the following benefits on the dates specified, if I am entitled to these benefits under the terms and conditions of the Plan:

6.

RECALCULATION EVENT

If a Recalculation Event occurs, the Company shall pay to me benefits in an amount determined in accordance with the terms and conditions of paragraph 6.3 of the Plan paid in accordance with the terms elected below.  The undistributed balance of the recalculated amount will continue to accumulate at the reduced rate specified in paragraph 6.3 of the Plan.

●	Recalculated amount paid in a lump-sum as soon as administratively practicable after the first day of the year following the date of the Recalculation Event.

●	Recalculated amount paid in four annual payments beginning as soon as administratively practicable after the first day of the year following the date of the Recalculation Event.

●	Recalculated amount paid in same number of payments beginning on the same date as specified in paragraph 4 of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by a duly authorized officer, and the Employee has hereunto set his hand, as of the date set forth above.

EMPLOYEE:                                                                THE COMPANY:

___________________________   ___________________________________
Name (Print)                                                      Name of Company

___________________________   By: ________________________________
Signature                                                                  Signature

                                                                            ___________________________________
                       Title